EXHIBIT 10.1

2006 Executive Annual Bonus Program

1.	The executive will earn a bonus opportunity, defined as a percent of annual salary, based on the FFO growth goals for the company in 2006.

a.
Bonus opportunity will be capped at 200% of salary; the Compensation Committee has the discretion to adjust the opportunity by 25% based on various factors to compensate for overall shareholder performance or market conditions that may warrant such a modification.

b.	80% of bonus opportunity will be based on FFO performance.
i.	FFO per share at or below shareholder expectations (defined as First Call guidance for 2006 at year-end) will result in no bonus.
ii.	Significant and non-recurring transactions and/or events that materially impact FFO may be separately considered by the Compensation Committee at their discretion.
c.	20% of bonus opportunity will be based on individual performance in meeting goals defined in a personal plan for each executive.
2.	The final computation will thus be as follows:
a.	Amount of bonus opportunity is determined based 80% on FFO per share for the year.
i.	Adjustment, if any, for any “material and non-recurring” events as deemed appropriate by the Compensation Committee.
b.	Remainder of bonus opportunity is determined based 20% on attainment of individual goals for the year.
c.
Adjustment, if any, through applying the “discretionary modifier” to the bonus opportunity resulting from the FFO growth target schedule (bonus opportunity can be adjusted a maximum of 25% up or down).